Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CBIZ, Inc.:

We consent to the use of our report dated February 28, 2019, with respect to the consolidated balance sheets of CBIZ Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years it the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

/s/ KPMG LLP

Cleveland, Ohio

May 22, 2019